Exhibit 10.2

LENDER'S RECEIPT & ACKNOWLEDGEMENT

February 3, 2010
South Bend, Indiana

JOHN A. MARTELL, a resident of Michigan (the "Lender"), hereby acknowledges the following regarding the indebtedness of MISCOR GROUP, LTD., an Indiana corporation (the "Borrower"), owed to the Lender under Borrower's Promissory Note dated, January 1, 2004 in the face amount of Three Million Dollars ($3,000,000.00) and payable to the order of the Lender (as assigned and subsequently amended, the "Note"):

A.
Note Reduction:  The amount outstanding under the Note was reduced by Two Million Seven Hundred Fifty Thousand and 00/100 Dollars ($2,750,000.00) (the "Note Reduction"), in order to pay a portion of the purchase price to the Borrower arising from and pursuant to that certain Purchase Agreement dated February 3, 2010.

B.
New Note:  The Lender and the Borrower entered into a Secured Promissory Note dated February 3, 2010 (the "New Note"), wherein the Borrower, for value received, promised to pay to the order of the Lender the remaining unpaid balance, after the Note Reduction, of One Hundred Forty Thousand Eight Hundred Fifty-Seven and 00/100 Dollars ($140,857.00) due under the Note, plus additional indebtedness in the amount of Thirty-Four Thousand Two Hundred Ninety-Two and 00/100 Dollars ($34,292.00) owed by Borrower to Lender.  The total principal amount due pursuant to the New Note as of the date of this Receipt and Acknowledgment is Four Hundred Twenty-Five Thousand One Hundred Forty-Nine and 00/100 Dollars ($425,149.00).

C.	Cancellation of the Note: On February 3, 2010, the Lender and the Borrower cancelled the Note, leaving only the New Note from the Borrower to the Lender.

IN WITNESS WHEREOF, the Lender has duly executed this Receipt and Acknowledgement as of the date first above written.

JOHN A. MARTELL

By:	/s/ John A. Martell